                                                                     Exhibit 4.5

                                                                  EXECUTION COPY

                               GUARANTY AGREEMENT

     This Guaranty Agreement (this "Guaranty"), dated as of February __, 2003, is made by TV Azteca, S.A. de C.V. ("Guarantor"), in favor of Pappas Telecasting of Southern California LLC (the "Beneficiary").

     WHEREAS, Azteca International Corporation ("AIC") is an indirect wholly-owned subsidiary of the Guarantor; and

     WHEREAS, Azteca International Corporation, the Beneficiary, and Pappas Southern California License, LLC, a direct, wholly-owned subsidiary of the Beneficiary, have entered into that certain Local Marketing Agreement (as the same may be amended, the "LMA"), dated as of the date hereof, pursuant to which AIC will provide programming to KAZA-TV, Avalon, California, for which Pappas Southern California License, LLC is the licensee pursuant to authorizations granted by the Federal Communication Commission; and

     WHEREAS, the Guarantor will obtain benefit directly or indirectly from the LMA;

     NOW, THEREFORE, in consideration of the premises, the Guarantor hereby agrees as follows:

                                    ARTICLE I
                                  DEFINED TERMS

     Capitalized terms used in this Guaranty but not otherwise defined herein shall have the meanings given to such terms in the LMA.


                                   ARTICLE II
                                    GUARANTY

     2.01 Guaranty. Subject to the commencement of the Term (as defined in the LMA) of the LMA, Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Beneficiary the due and punctual payment in full and timely performance of all of the obligations of AIC under the LMA as determined in accordance with Section 15 thereof and offsets permitted under the LMA and under the Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of the date hereof, by and between AIC, as lender, and the Beneficiary, as borrower (the "Guaranteed Obligations"), and agrees to pay any and all reasonable and documented expenses (including reasonable counsel fees and expenses) incurred by the Beneficiary in enforcing any rights under this Guaranty. Notwithstanding anything in this Guaranty to the contrary, if the LMA does not become effective, this Guaranty shall automatically terminate and shall be void ab initio.

     2.02 Demand. If AIC fails or refuses to pay or perform any Guaranteed Obligation and the Beneficiary has elected to exercise its rights under this Guaranty, the Beneficiary shall make a demand upon the Guarantor (a "Demand"). A Demand shall be in writing and shall describe in reasonable detail in what manner and what amount AIC has failed to pay or perform and an explanation of why such payment or performance is required, with a specific statement that Beneficiary is calling upon the Guarantor to perform under this Guaranty. A Demand satisfying the foregoing requirements shall be deemed sufficient notice to Guarantor that it must pay or perform, as applicable, the then outstanding Guaranteed Obligations that are the subject of such Demand. A single written Demand shall be effective as to any specific default during the continuance of such default, until AIC has, or the Guarantor has, cured such default, and additional written demands concerning such default shall not be required until such default is cured.

     2.03 Guaranty Obligation Independent. The Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the LMA (including, without limitation, Section 15 thereof). The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and, subject to the provisions of Section 15 of the LMA, a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against AIC or whether AIC is joined in any such action or actions. Subject to the provisions of Section 15 of the LMA, the Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

     (a) any lack of capacity of AIC or any lack of validity or enforceability of any provision of the LMA or any agreement or instrument relating thereto or the genuineness, validity, regularity, enforceability of any future amendment of or change in this Guaranty or any agreement or instrument related thereto;

     (b) any variation, extension, waiver, compromise or release of any or all of the obligations of AIC under the LMA or any change in the time, manner or place of payment of, or in any other term of, any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the LMA or any agreement or instrument relating thereto;

     (c) any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

     (d) the insolvency of AIC; or

     (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

This Guaranty shall continue to be effective should any petition be filed by or against AIC for liquidation or reorganization, should AIC become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of AIC's assets. This Guaranty shall continue to be effective and Guarantor shall continue to be liable for performance under the LMA irrespective of any excuse, discharge or exoneration of AIC, including, without limitation, in the event AIC were to reject the LMA under Section 365 of Title 11 of the United States Code or any other similar, applicable bankruptcy laws. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Beneficiary, whether as a "voidable preference", "fraudulent conveyance" or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount actually paid and not so rescinded, reduced, restored or returned.

     2.04 Waiver. The Guarantor hereby, to the extent permitted by applicable law, waives (a) presentment, promptness, diligence or notice of acceptance with respect to any of the Guaranteed Obligations and this Guaranty; (b) any requirement that the Beneficiary protect, secure, perfect or insure any lien on any property subject thereto or exhaust any right or take any action against AIC or any other Person; and (c) notice of any adverse change in the financial condition of AIC or of any other fact which might increase the Guarantor's risk. The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. The Guarantor hereby waives any effect of a pledge by AIC of its rights under the LMA and any effect of a foreclosure by a pledgee thereon. The Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against AIC of any kind which may arise in the future.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF GUARANTOR

     The Guarantor hereby represents and warrants as follows:

     (a) The Guarantor is a corporation duly incorporated, validly existing, and in good standing under the laws of Mexico and has all requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty.

     (b) The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Guarantor's charter or by-laws, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or (iii) conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or other instrument binding or affecting the Guarantor, any of its Affiliates or any of its or their properties.

     (c) No authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over the Guarantor is required on the part of the Guarantor for the execution and delivery of this Guaranty.

     (d) This Guaranty constitutes a valid, legally binding and enforceable obligation of the Guarantor, except as enforceability hereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

     (e) The Guarantor is fully aware of the contents of the LMA and hereby acknowledges the terms and conditions of the LMA and of all exhibits and schedules thereto.

     (f) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.


                                   ARTICLE IV
                                  MISCELLANEOUS

     4.01 Continuing Guaranty; Assignment. The guaranty obligations of Guarantor under Article II of this Guaranty shall be continuing and remain in full force and effect so long as any of the Guaranteed Obligations remain outstanding. All of the obligations of the Guarantor set forth herein shall bind the Guarantor and its successors. The Guarantor shall not assign or delegate its duties or obligations hereunder without the prior written consent of the Beneficiary, and any purported assignment or delegation without such consent shall be null and void. No person or entity other than the Beneficiary shall be a beneficiary of this Guaranty or have or acquire any rights by reason of this Guaranty.

     4.02 Limitation on Guarantor's Right of Subrogation or Indemnity. So long as any Guaranteed Obligation remains unpaid or unperformed, the Guarantor shall have, with respect to AIC, no right of subrogation, reimbursement, contribution, set off or indemnity whatsoever (whether such right or claim arises under contract, U.S. state or federal common law or state or federal statutory law or applicable Mexican law or in equity) or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder of any claim against any person or entity, and which the Guarantor may have or hereafter acquires against AIC and no right of recourse to, or with respect to, any assets or property of AIC.

     4.03 Marshaling. The Guarantor consents and agrees that the Beneficiary shall not be under any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations.

     4.04 Governing law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

     4.05 Jurisdiction; Consent to Service of Process.

     (a) Jurisdiction. Any actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (a "Claim") arising out of or relating to this Guaranty shall be brought by the parties and heard and determined only in Delaware Chancery Court, unless Delaware Chancery Court determines that it does not have jurisdiction over such Claim, in which case such Claim may be brought by the parties and heard and determined only in Delaware state court or a federal court sitting in Delaware. The parties hereto consent to jurisdiction before and waive any objections of venue to the Delaware Chancery Court, Delaware state court and any federal court sitting in Delaware. Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, that it is not subject personally to the jurisdiction of any such courts, that such Claim is brought in an inconvenient forum, that the venue of such Claim is improper or that this Guaranty or the subject matter hereof may not be enforced in or by any such courts. Each party further irrevocably submits to the jurisdiction of Delaware Chancery Court, Delaware state court and any federal court sitting in Delaware in any such Claim. Each of the parties irrevocably consents to service of process in the manner provided for notices in Section 4.06. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

     (b) Consent to Service of Process. Within five(5) Business Days (as defined in the LMA) of the date hereof, the Guarantor shall appoint CT Corporation System in New York State, with an office on the date hereof at 111 8th Avenue, New York, New York 10011 as its agent to receive on behalf of it and its properties, service of process in the United States in connection with any action, suit or proceeding arising hereunder. Guarantor irrevocably consents to the service of process in any such suit, action or proceeding in the manner provided for notices in Section 4.06 of this Guaranty. Within five (5) Business Days of the date hereof, the Guarantor shall provide the Beneficiary with a notarized irrevocable special power of attorney granted by the Guarantor to CT Corporation System as Guarantor's agent for service of process, and an acknowledgement by CT Corporation System of its acceptance of its appointment as Guarantor's agent for service of process pursuant to this Section 4.05(b).

     4.06 Notices. All notices, demands and other communications hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, courier service or personal delivery:

                       (i) if to Beneficiary,

                           c/o Pappas Telecasting Companies
                           500 South Chinowth Road
                           Visalia, CA  93277
                           Tel:  (559) 733-7800
                           Attention:  Dennis J. Davis

                           with a copy to:

                           Kaye Scholer LLP
                           425 Park Avenue
                           New York, NY  10022
                           Tel:   (212) 836-8000

                           Attention:  Lynn Toby Fisher, Esq.
                                       Aaron Rubinstein, Esq.

                      (ii) if to the Guarantor,

                           TV Azteca, S.A. de C.V.
                           Periferico Sur 4121
                           Col. Fuentes de Pedregal
                           C.P. 14141 Mexico
                           Delegacion Tlalpan
                           Mexico, D.F.
                           Tel:  011-525-5-3099-5751
                           Attention: Lic. Francisco X. Borrego Hinojosa

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Tel:  (212) 373-3000
                           Attention:   Judith R. Thoyer, Esq.
                                        Jay Cohen, Esq.

                           and

                           Hogan & Hartson L.L.P
                           555 Thirteenth Street, N.W.
                           Washington, DC  20004
                           Tel:  (202) 637-5877
                           Attention:  Mace J. Rosenstein, Esq.
                                       Jacqueline P. Cleary, Esq.

     All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; and when delivered by courier, if delivered by commercial courier service; when actually received by the intended recipient, if mailed; provided, however, that if any notice, demand or other communication is delivered or received, as the case may be, after 5:00 P.M. New York City time on a Business Day or delivered or received, as the case may be, on a day that is not a Business Day, such notice, demand or communication shall be deemed to have been duly given pursuant to this
Section 4.06 on the next succeeding Business Day. Any party may by notice given in accordance with this Section 4.06 designate another address or person for receipt of notices hereunder, but such notice shall not be effective until actually received.

     4.07 Modification, Amendment, Waiver. No modification, amendment or waiver of any provision of this Guaranty shall be effective unless approved in writing by the Guarantor and the Beneficiary. The failure of the Beneficiary at any time to enforce any of the provisions of this Guaranty shall in no way be construed as a waiver of such provisions and shall not affect the rights of the Beneficiary thereafter to enforce the provisions of this Guaranty in accordance with its terms.

     4.08 Counterparts. This Guaranty may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Execution and delivery of this Guaranty by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Guaranty by such party. Such facsimile copies shall constitute enforceable original documents.

     4.09 Severability. Any provision of this Guaranty which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     4.10 Headings. The Article and Section headings in this Guaranty are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions of this Guaranty.

     4.11 Confidentiality. No statement announcing in any way the performance of this Guaranty shall be issued by (i) TVA, without the written consent of Pappas as to the specific content of such statement, such consent not to be unreasonably withheld or delayed, (ii) Pappas, without the prior written consent of TVA as to the specific content of such statement, such consent not to be unreasonably withheld or delayed; provided that this Section 4.11 shall not apply (a) in the event such disclosure is required by any pending litigation or any Requirement of Law (as defined in the Settlement Agreement) (as determined in good faith by counsel to TVA or Pappas, as applicable), including if a court of competent jurisdiction or a duly authorized Governmental Authority (as defined in the Settlement Agreement) requires any such statement in a final order or (b) there is a Requirement of Law (as determined in good faith by counsel to TVA or Pappas, as applicable) for the filing of this Guaranty or the Affiliation Agreement with a Government Authority or other disclosure to a Governmental Authority related to this Guaranty or the Affiliation Agreement and, provided, further, that the parties hereto are expressly authorized to disclose to any and all Persons the structure and tax aspects of Guaranty and the Affiliation Agreement and all materials of any kind that are provided to such party related to such structure and tax aspects.

     4.12 Rights Cumulative. The rights, powers and remedies given to Beneficiary by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiary by virtue of any statute or rule of law or in the LMA or any agreement between the Beneficiary and the Guarantor or between the Beneficiary and AIC. Any forbearance or failure to exercise, and any delay by the Beneficiary in exercising any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     4.13 Further Assurances. The Guarantor agrees, upon the written request of the Beneficiary, to execute and deliver to the Beneficiary, from time to time, any additional instruments or documents reasonably considered necessary by the Beneficiary to cause this Guaranty to be, become or remain valid and effective in accordance with its terms. Without limiting the generality of the foregoing sentence, the Guarantor specifically agrees to execute and deliver such instruments and documents as may be necessary to cause this Guaranty to become and remain effective under Mexican law.

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                             TV AZTECA, S.A. de C.V.

                             By:  /s/ Francisco X. Borrego
                                  ---------------------------------------------
                                  Name:  Francisco X. Borrego
                                  Title: General Counsel

Acknowledged and Accepted:

PAPPAS TELECASTING OF SOUTHERN CALIFORNIA LLC

By:  Pappas Telecasting Companies, its Manager

By:  /s/ Harry Pappas
     ------------------------------------------------
     Name:  Harry Pappas
     Title: President